Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACT:	CONTACT:
Nancy A. Johnson/Marian Briggs	Brett Reynolds, CFO
(612) 455-1745/ (612) 455-1742	(651) 796-7300
SYNOVIS LIFE TECHNOLOGIES ANNOUNCES SHARE REPURCHASE PROGRAM
     ST. PAUL, Minn., Sept. 29, 2009 – Synovis Life Technologies, Inc. (Nasdaq: SYNO), a leading biomaterial and surgical products company, today announced that its board of directors has approved a program for the company to repurchase up to 500,000 shares of its common stock. Synovis plans to make purchases in either the open market or through private transactions from time to time, in accordance with Securities and Exchange Commission regulations. The timing and extent to which the company buys back shares will depend on market conditions and other corporate considerations. The repurchase program does not have an expiration date. As of July 31, 2009, the company had $58.3 million in cash, cash equivalents and investments.
     Richard W. Kramp, president and chief executive officer, said, “Our board fully supported management’s recommendation and made the decision to initiate this stock repurchase program to reinforce our confidence in Synovis’ strengths and growth prospects, and to enhance shareholder value.” This marks the second stock buyback program the company has announced in the past 16 months.
     Kramp continued, “Synovis is poised for growth, with proven products in large surgical markets, an established direct sales force and talented employees. The recent acquisition of Pegasus Biologics added complementary products to our portfolio and gives us access to the large, expanding orthopedic and wound care markets, doubling our market potential. With significant cash flow from our ongoing business and a strong balance sheet, we have the resources to conduct a stock buyback and invest in current operations, as well as strategic opportunities as they arise.”
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Synovis Life Technologies, Inc.
September 29, 2009

About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company that develops, manufactures and markets medical devices for the surgical treatment of disease. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools – all designed to reduce risks and facilitate critical surgeries, leading to better patient outcomes and/or lower costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanding direct sales force to grow revenues, outcomes of clinical and marketing trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates such as Pegasus Biologics, the cost and outcome of intellectual property litigation, any operational or financial impact of the current global economic downturn, current market conditions affecting its investments and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s reports to the Securities and Exchange Commission, including on Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 1) for the year ended October 31, 2008.
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